                                                                   Exhibit 16.1


October 16, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Gentlemen:

We have read Item 4 of Form 8-K dated October 16, 1997 of Hearst-Argyle, Inc. and are in agreement with the statements contained in the first sentence of paragraph 1 and the statements contained in paragraphs 2 and 3 on page 2 therein. We have no basis to agree to disagree with other statements of the registrant contained therein.


                                                  Very truly yours,


                                                  /s/ Ernst & Young LLP